Exhibit 99.1

Daniel S. Henson Joins OnDeck Board of Directors

General Electric Veteran Brings Extensive Financial Services Expertise to Largest Online Small Business Lender

NEW YORK, June 6, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, announced today that Daniel S. Henson was elected to its Board of Directors effective June 2, 2016. Mr. Henson brings nearly 30 years of experience from General Electric Company (GE), where he held a variety of senior positions at GE and General Electric Capital Corporation, Inc. (GE Capital), including Chief Marketing Officer of GE and CEO of a number of GE Capital’s commercial lending businesses in North America and overseas.

“We are delighted to have Dan Henson join OnDeck’s Board of Directors,” said Noah Breslow, Chief Executive Officer, OnDeck. “Dan ran one of the largest commercial lending operations in the U.S. and his deep experience in strategic growth initiatives, process excellence and risk management will be a tremendous asset for OnDeck as we continue providing small businesses in the U.S., Canada and Australia with the capital they need to succeed.”

Mr. Henson most recently served as an officer of GE and Executive Vice President of GE Capital, where he led all commercial lending and leasing businesses in North America. He also provided oversight for the Enterprise Risk Committee of GE Capital’s North American lending and leasing units, oversaw capital markets activities and successfully managed GE Capital’s lending and leasing business through the 2008 financial crisis. He retired from GE and GE Capital in March 2016.

“As the largest online small business lender, OnDeck has transformed how business owners access capital,” said Henson. “I am excited to join the Board and utilize my commercial lending and capital markets experience to help OnDeck continue to grow in a responsible and customer-centric manner.”

Mr. Henson's appointment as a director is for an initial term extending until the 2018 annual meeting of stockholders.

About OnDeck

OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the Company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the Company has deployed over $4 billion to more than 50,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website www.businessloans.com. For more information, please visit www.ondeck.com.

Media Contact:
Miranda Eifler
917.677.7112
meifler@ondeck.com

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

OnDeck, the OnDeck logo and OnDeck Score are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.